UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 7, 2018

IOVANCE BIOTHERAPEUTICS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State of Incorporation)

001-36860	75-3254381
Commission File Number	(I.R.S. Employer Identification No.)

999 Skyway Road, Suite 150
San Carlos, California	94070
(Address of Principal Executive Offices)	(Zip Code)

(650) 260-7120
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Corporate Goals and Objectives. On February 7, 2018, the Compensation Committee of the Board of Directors of Iovance Biotherapeutics, Inc. (the “Company”), adopted corporate goals that will be part of the factors considered in the determination of cash bonuses to be paid for the 2018 fiscal year. Under the plan adopted by the Board, cash bonuses, if any, will be paid to qualified participating officers and employees upon (i) the achievement of corporate goals and (ii) a review of personal performance. The corporate goals, and the weight assigned to each of the goals, will apply to all officers and employees. The target bonus payable to participating employees and officers currently ranges from 10% to 50% of such recipient’s 2018 base salary. The target cash bonus percentage for most senior executive officers is currently based on the percentage set forth in each executive officer’s employment agreement.

The Company’s goal is to pay any earned bonus by March 15 of the year following the year in which the bonus is earned. The cash bonuses that officers and employees can receive will be based upon the following corporate goals and on an evaluation of an individual’s performance. The corporate goals and objectives for the 2018 calendar year will be based on meeting certain goals with respect to the Company’s operational performance. The primary goals and objectives include the following: (i) completing enrollment of certain number of patients in Phase 3 registrational quality manufacturing suites appropriate for registration of LN-144 in the Company’s C-144-01 metastatic melanoma trial (weighted at 20%); (ii) assuring that cervical (C-145-04) and head and neck cancer studies (C-145-03) are each half enrolled (weighted at 10% per study); (iii) starting enrollment of a new combination study for melanoma and head and neck cancers, and enrolling a specified number of patients by the end of the year (weighted at 10%), (iv) enrolling a specified number of patients in the non-small cell lung cancer trial by the end of the year (weighted at 10%); (v) completing process optimization and securing supplies for the Company’s new Generation 2 process (weighted collectively at 15%); (vi) achieving certain FDA goals regarding the regulatory path to registration for LN-144 in the U.S. (weighted at 10%); and (vii) achieving specified goals in the M.D. Anderson Cancer Center collaboration (weighted at 5%). Other lesser weighted goals include completing specified actions to protect the Company’s intellectual property related to its Generation 2 process and obtaining funding. The Board and Compensation Committee reserve the right to modify these goals and criteria at any time, to pay bonuses greater than the target percentages, and to grant bonuses to the participants even if the performance goals are not met.

Chief Executive Officer Compensation. On February 9, 2018, the Company’s Board of Director approved the year-end cash bonus and year-end option grant for Maria Fardis, the Company’s President and Chief Executive Officer. The Board of Directors approved a cash bonus of $350,000 for the fiscal year ending December 31, 2017, and a grant of an option under the Company’s 2014 Equity Incentive Plan to purchase up to 500,000 shares of the Company’s common stock at an exercise price of $16.80 (which price is equal to the closing price of the common stock on February 9, 2018). Dr. Fardis’ option shall have a term of ten (10) years and, provided that Dr. Fardis is employed with the Company on the following dates, will vest in installments as follows: (i) options for the purchase of 166,672 shares shall vest on February 9, 2019; and (ii) the remaining stock options shall vest as to 41,666 shares in eight quarterly installments over the two years following February 9, 2019.

On February 9, 2018, the Board also increased Dr. Fardis’ annual base salary from $500,000 to $600,000, and increased her annual cash bonus target as a percentage of her annual base salary from 50% to 100% of her base salary.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 12, 2018	IOVANCE BIOTHERAPEUTICS, INC.

By: /s/ MARIA FARDIS
Maria Fardis, Chief Executive Officer